Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.bank

 PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports 2016 Third Quarter Financial Results

MIDDLEFIELD, OHIO, October 27, 2016 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the three and nine months ended September 30, 2016.

2016 Nine Month Financial Highlights (on a year-over-year basis unless noted):

•	Net income down 7.0% to $4.8 million
•	Earnings per diluted share decreased 6.9% to $2.30 per diluted share
•	Total loans increased 14.9% to $586.3 million
•	Nonperforming assets declined to $10.0 million from $10.9 million
•	Total interest income improved 4.3% to $22.2 million
•	Tangible stockholders’ equity improved 8.2% to $32.70 per share
•	Tier 1 capital ratio strengthened to 10.10% from 9.66%

“While it was a good quarter, driven by growth in loans and tangible book value, several one-time and extraordinary events impacted third quarter earnings per share including timing of certain corporate overhead expenses, increased costs associated with the Liberty acquisition, and higher average shares outstanding as a result of our June 2016 private placement,” stated Thomas G. Caldwell, President and Chief Executive Officer. “Profitability in the fourth quarter should improve sequentially as certain corporate expenses that impacted the third quarter will not reappear in the quarter, however, we will still experience higher costs as we work towards closing the Liberty acquisition. We look forward to completing the Liberty acquisition in the coming months, which we expect will immediately contribute to growth in both loans and earnings.”

Net income for the 2016 third quarter was $1.3 million, or $0.60 per diluted share, compared to net income for the 2015 third quarter of $2.0 million, or $0.96 per diluted share. Net income for the nine months ended September 30, 2016 was $4.8 million, or $2.30 per diluted share, compared to net income for the nine months ended September 30, 2015 of $5.1 million, or $2.47 per diluted share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2016 third quarter were 6.84% and 0.69%, respectively, compared with 12.67% and 1.10% for the 2015 third quarter. ROE and ROA were 9.07% and 0.85%, respectively, for the 2016 nine-month period, compared with 10.83% and 0.97% for the same period last year.

Mr. Caldwell continued, “Productivity from our new lenders, business managers, and Mentor LPO continues at a robust pace and we ended the third quarter with a strong pipeline of loans, which we expect will reaccelerate loan growth in the fourth quarter. Economic activity in both our Northeast and Central Ohio markets remains stable, and I am excited to strengthen our footprint in our Central Ohio region with the opening of our Sunbury branch earlier this month. Both of our markets are benefiting from our community-oriented banking approach and we are excited to further extend our reach to Cuyahoga and Summit counties once the Liberty acquisition is completed. On many fronts 2016 has been a transformative year, and we are excited about our near-term growth catalysts, and long-term opportunities that will create significant value for our shareholders.”

Income Statement

Net interest income for the 2016 third quarter was $6.4 million, compared to $6.2 million for the 2015 third quarter. The net interest margin for the 2016 third quarter was 3.68%, compared to 3.80% for the same period of 2015. The 3.3% increase in net interest income for the 2016 third quarter was largely a result of an 8.2% increase in interest and fees on loans. For the 2016 nine months, net interest income increased 3.5% to $19.1 million, compared to $18.4 million for the same period last year. Year-to-date, the net interest margin was 3.78%, compared to 3.88% for the same period last year.

Noninterest income for the 2016 third quarter was down 11.8% to $1.0 million resulting from a reduction of gains on the sales of investment securities. For the 2016 nine months, noninterest income increased 6.7% to $3.1 million, compared to $2.9 million for the same period last year.

For the 2016 third quarter, noninterest expense increased 21.3% to $5.7 million, compared to $4.7 million for the same period last year. The increase in noninterest expenses was principally from high payroll expenses, state franchise tax, professional fees and other expenses discussed previously. Year-to-date, noninterest expense increased 8.3% primarily due to higher expense and other operating costs in the 2016 third-quarter.

“Our asset quality remains strong and continues to improve as a result of stable local economic activity, conservative underwriting practices, and proactive risk management,” said Donald L. Stacy, Chief Financial Officer. “Nonperforming assets have declined 14.2% since the end of last year, and 8.3% versus for the same period a year ago. As a percent of total assets, nonperforming assets were 1.50% of total assets at September 30, 2016, versus 1.59% at December 31, 2015 and 1.75% at September 30, 2015. From a capital perspective, Middlefield remains well capitalized as our Tier 1 capital to average asset ratio improved 44 basis points to 10.10% at the end of the 2016 third quarter. At September 30, 2016, the bank had $23.3 million in cash and cash equivalents on our balance sheet, and our net loans to total deposits were 90.7%. During the quarter, we liquidated some of our investment portfolio to further support loan growth. Net loans to total assets was 76.1% at September 30, 2016 compared to 70.9% at September 30, 2015. Improving balance sheet productivity combined with strong asset quality should help drive interest income growth in the coming quarters.”

Balance Sheet

Total assets at September 30, 2016 increased 7.3% to $762.3 million, from $710.6 million at September 30, 2015. Net loans at September 30, 2016 were $580.0 million, compared to $503.9 million at September 30, 2015. The 15.1% year-over-year increase in net loans was primarily a result of growth in commercial mortgages and commercial and industrial loans of 40.9% and 11.7%, respectively. This was partially offset by a 2.9% reduction in consumer installment loans, and a 0.5% reduction in residential mortgages.

Total deposits at September 30, 2016 increased 2.0% to $639.3 million from $626.5 million at September 30, 2015. The company continued to proactively manage its cost of funds and control deposit growth. The investment portfolio, which is entirely classified as available for sale, was $123.1 million at September 30, 2016, compared with $145.1 million at September 30, 2015.

Stockholders’ Equity, Dividends and Shares Outstanding

At September 30, 2016 tangible stockholders’ equity was $73.6 million, an increase of 17.6% from $62.6 million at September 30, 2015. On a per share basis, tangible stockholders’ equity increased 8.2% to $32.70 at September 30, 2016 from $30.23 at September 30, 2015. At September 30, 2016, there was an increase of 8.8% more shares outstanding resulting from a private placement of a sale of stock at $33.00 per share. Through the first nine months of 2016, the company paid cash dividends of $0.81 per share, which was an increase of 1.3% over the same period last year. The dividend payout ratio for the 2016 nine-month period was 35.95% compared to 32.16% for the same period last year.

At September 30, 2016, the company had a Tier 1 leverage ratio of 10.10%, up from 9.66% at September 30, 2015.

Asset Quality

The provision for loan losses was $0.1 million for both the 2016 and 2015 third quarters. Nonperforming assets at September 30, 2016 were $10.0 million, compared to $10.9 million at September 30, 2015. Net charge-offs for the 2016 third quarter were $0.1 million, or 0.09% of average loans, annualized, compared to $0.1 million, or 0.09% of average loans, annualized for the same 2015 period. Year-to-date net charge-offs were $0.4 million, or 0.09% of average loans, annualized compared to $0.7 million, or 0.20% of average loans, annualized for the same period last year. The allowance for loan losses at September 30, 2016 stood at $6.3 million, or 1.08% of total loans, compared to $6.3 million or 1.24% of total loans at September 30, 2015.

The following table provides a summary of asset quality and reserve coverage ratios.

Asset Quality History

(dollars in thousands)

	9/30/2016	9/30/2015	12/31/2015	12/31/2014	12/31/2013
Nonperforming loans	$8,812	$8,921	$10,263	$9,048	$12,290
Real estate owned	$1,205	$2,006	$1,412	$2,590	$2,698
Nonperforming assets	$10,017	$10,927	$11,675	$11,638	$14,988
Allowance for loan losses	$6,334	$6,320	$6,385	$6,846	$7,046

Ratios:
Nonperforming loans to total loans	1.50%	1.75%	1.92%	1.92%	2.82%
Nonperforming assets to total assets	1.31%	1.54%	1.59%	1.72%	2.32%
Allowance for loan losses to total loans	1.08%	1.24%	1.20%	1.45%	1.62%
Allowance for loan losses to nonperforming loans	71.88%	70.84%	62.21%	75.66%	57.33%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $762.3 million at September 30, 2016. The bank operates 11 full service banking centers and an LPL Financial® brokerage office serving Chardon, Cortland, Delaware, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Sunbury, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2016 and 2015 and December 31, 2015

Balance Sheet (period end)	September 30, 2016	December 31, 2015	September 30, 2015
(Dollar amounts in thousands)	(unaudited)		(unaudited)

Assets
Cash and due from banks	$21,976	$22,421	$19,189
Federal funds sold	1,300	1,329	4,106

Cash and cash equivalents	23,276	23,750	23,295
Investment securities available for sale	123,054	146,520	145,146
Loans held for sale	880	1,107	620
Loans:	586,329	533,710	510,232
Less: reserve for loan losses	6,334	6,385	6,320

Net loans	579,995	527,325	503,912
Premises and equipment	9,921	9,772	9,892
Goodwill	4,559	4,559	4,559
Core deposit intangible	46	76	86
Bank-owned life insurance	13,438	13,141	13,354
Other real estate owned	1,205	1,412	2,006
Accrued interest receivable and other assets	5,884	7,477	7,727

Total Assets	$762,258	$735,139	$710,597

	September 30, 2016	December 31, 2015	September 30, 2015
Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	$136,320	$116,498	$117,038
Interest-bearing demand deposits	67,061	57,219	64,807
Money market accounts	77,774	78,856	77,811
Savings deposits	173,272	180,653	179,528
Time deposits	184,915	191,221	187,364

Total Deposits	639,342	624,447	626,548
Short-term borrowings	32,803	35,825	4,047
Other borrowings	9,713	9,939	10,300
Other liabilities	2,208	2,624	2,486

Total Liabilities	684,066	672,835	643,381

Common equity	47,812	36,191	36,039
Retained earnings	40,282	37,236	35,994
Accumulated other comprehensive income	3,616	2,395	1,917
Treasury stock	(13,518)	(13,518)	(6,734)

Total Stockholders’ Equity	78,192	62,304	67,216

Total Liabilities and Stockholders’ Equity	$762,258	$735,139	$710,597

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2016 and 2015

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
INTEREST INCOME
Interest and fees on loans	$6,459	$5,971	$18,949	$17,656
Interest-bearing deposits in other institutions	15	6	42	26
Federal funds sold	7	4	16	12
Investment securities
Taxable interest	235	341	865	1,115
Tax-exempt interest	687	809	2,227	2,373
Dividends on stock	17	20	74	70

Total interest income	7,420	7,151	22,173	21,252

INTEREST EXPENSE
Deposits	921	876	2,665	2,581
Short term borrowings	47	30	282	100
Other borrowings	16	20	53	66
Trust preferred securities	42	33	117	85

Total interest expense	1,026	959	3,117	2,832

NET INTEREST INCOME	6,394	6,192	19,056	18,420

Provision for loan losses	105	105	315	210

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	6,289	6,087	18,741	18,210

NONINTEREST INCOME
Service charges on deposits	505	471	1,443	1,382
Investment securities gains, net	0	211	303	257
Earnings on bank-owned life insurance	102	101	298	262
Gains on sale of loans	129	113	322	286
Other income	241	212	693	679

Total noninterest income	977	1,108	3,059	2,866

NONINTEREST EXPENSE
Salaries and employee benefits	2,677	2,285	7,740	7,205
Occupancy expense	306	305	933	945
Equipment expense	221	249	700	706
Data processing costs	334	287	928	798
Ohio state franchise tax	186	75	448	225
Federal deposit insurance expense	132	120	396	352
Professional fees	547	229	1,057	825
Loss (gain) on sale of other real estate owned	(49)	24	19	72
Advertising expense	206	195	604	586
Other real estate expense	97	116	228	449
Directors Fees	102	98	330	343
Core deposit intangible amortization	10	10	30	30
Appraiser fees	114	97	334	327
ATM fees	102	89	296	295
Other operating expense	677	490	1,872	1,539

Total noninterest expense	5,662	4,669	15,915	14,697

Income before income taxes	1,604	2,526	5,885	6,379
Provision for income taxes	261	544	1,129	1,264

NET INCOME	$1,343	$1,982	$4,756	$5,115

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Per common share data
Net income per common share—basic	$0.60	$0.96	$2.31	$2.49
Net income per common share—diluted	$0.60	$0.96	$2.30	$2.47
Dividends declared	$0.27	$0.27	$0.81	$0.80
Book value per share (period end)	$34.74	$32.48	$34.74	$32.48
Tangible book value per share (period end)	$32.70	$30.23	$32.70	$30.23
Dividend payout ratio	45.12%	28.15%	35.95%	32.16%
Average shares outstanding—basic	2,247,587	2,064,054	2,059,656	2,058,938
Average shares outstanding—diluted	2,256,230	2,072,639	2,068,532	2,068,192
Period ending shares outstanding	2,250,665	2,069,510	2,250,665	2,069,510

Selected ratios
Return on average assets	0.69%	1.10%	0.85%	0.97%
Return on average equity	6.84%	12.67%	9.07%	10.83%
Yield on earning assets	4.24%	4.35%	4.36%	4.44%
Cost of interest-bearing liabilities	0.74%	0.71%	0.75%	0.72%
Net interest spread	3.50%	3.64%	3.61%	3.72%
Net interest margin	3.68%	3.80%	3.78%	3.88%
Efficiency	73.29%	60.51%	68.42%	65.30%
Tier 1 capital to average assets	10.10%	9.66%	10.10%	9.66%

	September 30, 2016	September 30, 2015
Commercial and industrial	$59,376	$53,154
Real estate—construction	17,633	17,576
Real estate—mortgage:
Residential	258,952	260,291
Commercial	245,636	174,336
Consumer installment	4,732	4,875

	$586,329	$510,232

	September 30, 2016	September 30, 2015
Asset quality data
(Dollar amounts in thousands)

Non-accrual loans	$6,490	$6,416
Troubled debt restructuring	2,322	2,456
90 day past due and accruing	—	49

Nonperforming loans	8,812	8,921
Other real estate owned	1,205	2,006

Nonperforming assets	$10,017	$10,927

Allowance for loan and lease losses	$6,334	$6,320
Allowance for loan and lease losses/total loans	1.08%	1.24%
Net charge-offs:
Quarter-to-date	137	131
Year-to-date	366	736
Net charge-offs to average loans, annualized
Quarter-to-date	0.09%	0.10%
Year-to-date	0.09%	0.20%
Nonperforming loans/total loans	1.50%	1.75%
Allowance for loan and lease losses/nonperforming loans	71.88%	70.84%